Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter 2023

Net Income of $2.6 Million

Results Highlight Stable Liquidity, Strong Asset Quality, Expanding Revenue and Expanding Reach

OSWEGO, N.Y., May 2, 2023 – Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced first quarter 2023 net income available to common shareholders of $2.6 million, or $0.43 per basic and diluted share. The first quarter results in 2023 were slightly lower than the $3.0 million, or $0.49 per basic and diluted share earned in the first quarter of 2022. The Company's total revenue, which is comprised of net interest income, before provision for credit losses, and total noninterest income, for the first quarter of 2023 was $11.6 million, increasing by $490,000, or 4.4%, compared to the same quarter in 2022.

First Quarter 2023 Performance Highlights

•
Notable growth in total interest-earning assets, which increased to $1.32 billion for the quarter ended on March 31, 2023, up 5.9% from $1.25 billion for the quarter ended March 31, 2022 and up 0.8% from $1.31 billion for the quarter ended December 31, 2022.
•
Total loans increased to $910.2 million at the end of the first quarter of 2023, reflecting a $54.6 million, or 6.4%, increase from March 31, 2022, and a $12.4 million, or 1.4%, increase from year-end 2022.
•
Total deposits reached $1.14 billion on March 31, 2023, a 2.7% increase from March 31, 2022, and a 1.7% increase from December 31, 2022. The growth in deposits in the first quarter of 2023 was an indication of continued stability within the Bank’s deposit base.
•
Net interest income, before the provision for credit losses, increased by 5.3% to $10.0 million in the first quarter of 2023 compared to the prior year period, as the net interest margin contracted by only four basis points to 3.02%, despite significant upward pressure on the Bank's cost of funds.
•
Tangible book value per common share rose by 1.7% to $17.75, up from $17.45 one year prior, including the effects of a $0.36 per share one-time adjustment recorded in the quarter related to the Company’s transition to the Current Expected Credit Loss methodology for calculating credit loss reserves on financial assets.

James A. Dowd, President, and Chief Executive Officer, expressed his confidence in the Bank's long-term growth prospects, citing its commitment to providing exceptional service to customers in Central New York as a key factor behind the Bank's sustainable profitability, solid liquidity, and customer loyalty. Mr. Dowd highlighted the Bank's ongoing efforts to improve its margins, expressing optimism about future growth prospects, and reaffirming the Bank's commitment to serving customers with excellence over the long term.

“As many of our peer institutions have reported, Pathfinder faced a number of challenges in the first quarter of 2023, primarily related to significant upward pressures on the Bank’s cost of funds,” said Mr. Dowd. “However, as we are coming off of record earnings in 2022, we believe that Pathfinder is well-positioned for continued measured and profitable growth.”

“Despite the pressures that almost all depository institutions are experiencing related to their cost of funds, we grew total revenue, excluding the provision for credit losses, to $11.6 million, up 4.4% from the same period in the prior year. During the first quarter of 2023, the annualized return on average assets was 0.75% and the annualized return on average equity was 9.2%. While these profitability metrics declined from the previous year, largely due to increases in our provisioning for credit losses, we continue to believe that we will achieve gains in these metrics throughout the remainder of 2023.”

“As we have expected, noninterest expenses also increased from the prior year period as we responded to inflationary and wage pressures within our markets. We will maintain our focus on effective expense management, while ensuring that we are continuing to make prudent investments to unlock our longer-term growth potential. Among those investments is our newest branch location in the City of Syracuse, which we have operated since the middle of November 2022. The new full-service branch in Syracuse’s Southwest Corridor area has most certainly brought a broad range of community banking services to an area that we believe was significantly underserved. In addition, this new branch has provided an additional point of convenient service access for our growing customer base in downtown Syracuse, where we have already established a successful presence.”

“Looking ahead, we are excited by the growth opportunities we see for both the Company and the regions that we serve. In October of 2022, Micron Technology, Inc. (NYSE: MU) announced its plans to spend up to $100 billion building a mega-complex of computer chip fabrication facilities in Syracuse’s northern suburbs, where we already have a strong branch presence, in what would be the largest, most significant single private investment in New York history. This announcement has brought renewed optimism and excitement for the future of our region. It is expected that Micron’s projects, and the follow-on growth and investment associated with those projects, will significantly transform the Central New York economy and improve the quality of life in its communities for years to come.”

“We believe that our brand recognition and physical presence in Central New York positions us extremely well to take advantage of the unprecedented economic growth opportunity in our local market. A project of this magnitude and its potential economic impact will create opportunities for existing businesses to benefit from significant employment expansion and development while attracting new businesses to the region and adding thousands of new employees to our area, thereby creating additional needs for local services. The addition of more quality employment opportunities in Central New York will benefit all companies in the region as the area becomes more attractive for talented individuals, creating larger candidate pools of local talent. Housing stock will be needed for this influx of talent, creating opportunities for homebuilders, remodelers, and related subcontractors, suppliers, and manufacturers. The future economic outlook for the Central New York region has never been brighter, and we are well-positioned to be a part of this growth story.”

“Despite increases in the provision for credit losses recorded in the first quarter of 2023, as compared to the same quarter in the previous year, the Bank’s credit quality continues to be well managed with our $910.2 million loan portfolio producing a ratio of nonperforming loans to total loans of 2.1% at March 31, 2023. Our ratio of allowance for credit losses to nonperforming loans stood at 98.79% at quarter end. The provision for credit losses increased in the quarter, again in comparison to the same quarter last year, as the Bank continued to evaluate all risks associated with the loan portfolio and identify the need for certain credit downgrades on a small number of large loan relationships.”

“While we do anticipate that loan demand will slow from the robust levels experienced in the months following the COVID-19 pandemic, we will continue to maintain our prudent and consistent underwriting standards as we move forward. In the very near-term, the Bank remains well-positioned for a rising rate environment, having successfully navigated rapid interest rate increases over the past year, and we have continued to improve the

Bank’s funding mix, although interest margins will continue to be under pressure as the deposit gathering environment remains extremely competitive. We continue to believe that our strong financial performance, dedicated and highly capable team and healthy capital position leaves us well-positioned for the remainder of 2023.”

Income Statement for the Quarter Ended March 31, 2023

First quarter 2023 net income was $2.6 million, a decrease of $351,000, or 11.9% from $3.0 million in the first quarter of the previous year. Net interest income, before provision for credit losses, increased by $501,000, or 5.3%, in the first quarter of 2023 to $10.0 million, compared to $9.5 million for the same quarter in 2022. The increase in net interest income between comparable quarters was primarily due to the $4.1 million, or 37.0%, increase in interest and dividend income in the first quarter of 2023. Interest and dividend income increased to $15.0 million, compared to $11.0 million in the same quarter in 2022. These improvements in interest and dividend income were partially offset by an increase in interest expense for the first quarter of 2023 of $3.6 million, or 235.0%, to $5.1 million, from $1.5 million for the prior year quarter.

The quarter-over-quarter improvement in net interest income before provision for credit losses, discussed above, was more than offset by a $590,000 increase in the provision for credit losses recorded in the first quarter of 2023, see Asset Quality for additional information. The Bank reported a provision for credit losses of $692,000 for the first quarter of 2023, compared to a $102,000 provision for loan losses for the first quarter of 2022. Therefore, net interest income, after provision for credit losses, decreased by $89,000, or 1.0%, in the first quarter of 2023 to $9.3 million, compared to $9.4 million for the same quarter in 2022.

During the first quarter of 2023, the Company’s noninterest income was essentially unchanged at $1.6 million, with a recorded decrease of $11,000, or 0.7%, compared to the same period in 2022. Total revenues after provision for credit losses therefore decreased $100,000, or 0.1%, to $10.9 million from $11.0 million in the same quarter of the previous year. Noninterest expense increased in the first quarter of 2023, as compared to the same quarter in the previous year, by $272,000, or 3.8%.

In the first quarter of 2023, the Company’s total revenue was $11.6 million, an increase of 4.4%, from the year-ago period. As noted above, profitability declined modestly in the first quarter of 2023, as compared to the same quarter in 2022, resulting in decreases in key earnings ratios, including return on average assets of 0.75% and return on equity of 9.20%.

Components of Net Interest Income

In the first quarter of 2023, net interest income, before provision for credit losses, for the Company increased by $501,000, or 5.3%, compared to the same quarter in 2022, reaching a total of $10.0 million. Interest and dividend income in the first quarter of 2023 was $15.0 million, compared to $11.0 million in the same quarter in 2022. The increase in interest and dividend income between comparable quarters was the result of a $2.0 million increase in loan interest income and a $2.0 million increase in interest income derived from investments in taxable and tax-exempt investment securities. The increase in interest and dividend income was also the result of a 63 basis point increase in the average loan yield, accompanied by a $53.8 million increase in the average outstanding balance of loans and a 170 basis point increase in the average yield on investment securities, accompanied by a $42.9 million increase in the average outstanding balance of investment securities. Partially offsetting those increases was an increase in total interest expense for the first quarter of 2023 to $5.1 million, an increase of $3.6 million, or 235.0%, from $1.5 million for the prior year quarter. Interest expense increased due to a 127 basis point increase in average rates paid on interest-bearing liabilities, accompanied by an increase in the average outstanding balance of those liabilities of $85.2 million. The increase in the quarterly interest expense was primarily a result of the increase in cost of deposits resulting from the rapidly rising interest rate environment. The deposit mix included a $77.1 million increase in average time deposit balances combined with a 166 basis point increase in the average interest rate paid on those deposits.

The resultant net interest margin for the first quarter of 2023 was 3.02%, a four basis point decrease compared to a net interest margin of 3.06% in the first quarter of 2022. Over the past year, the Company’s management has been able to effectively manage net interest margin by active management of the Bank’s assets and liabilities in the current challenging interest rate environment.

Provision for Credit Losses

Management believes that the Bank has taken a prudent and conservative approach towards risk management by reporting a provision for credit losses of $692,000 for the first quarter of 2023, in reflection of the prevailing economic environment. This is a significant increase compared to the provision for loan losses of $102,000 reported for the same period in 2022. The Bank has been carefully monitoring the credit-sensitive portfolios and will continue to apply its proven conservative loan classification and reserve building methodologies to analyze these portfolios. The Bank remains committed to evaluating the situation in the coming quarters, ensuring the sustained stability and resilience of its financial position, see Asset Quality for additional information.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, requiring financial institutions, such as the Bank, to adopt the Current Expected Credit Loss (“CECL”) methodology according to a specified implementation timeline. In order to meet this requirement, the Bank adopted the CECL methodology for calculating its Allowance for Credit Losses (“ACL”) on January 1, 2023. The amended guidance replaces the previously-required Allowance for Loan and Lease Losses (“ALLL”) calculated under what was known as the Incurred Loss Model. The ACL represents a valuation account that is deducted from the amortized cost basis of includable financial assets to present their net carrying value at the amount expected to be collected over the entire life of those assets. The income statement now reflects the measurement of credit losses for newly recognized financial assets as well as expected increases, or decreases, of expected credit losses that have taken place during the reporting period. When determining the ACL, expected credit losses over the expected term of the financial asset will be estimated considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the future collectability of the reported amount. In addition, the amended guidance requires credit losses relating to assets such as held-to-maturity debt securities and open contractual funding commitments to be recorded through the ACL. Because the CECL methodology requires that reserves be established within the ACL for a broad range of financial assets, including all loans, through the entirety of their expected lives and also considers new items, such as open funding commitments, the initial ACL upon adoption would, in most cases, be expected to be greater than the ALLL that it replaced.

The transition adjustment that was recognized upon the adoption of CECL on January 1, 2023, was accounted for as a one-time increase in the ACL with a corresponding one-time adjustment to retained earnings, adjusted for income tax effects. This transition adjustment did not impact earnings or earnings per share at adoption. The required CECL transition adjustment resulted in an increase of $2.9 million in the ACL. Retained earnings at March 31, 2023 therefore reflects the effects of the one-time transition adjustment of $2.1 million, recorded on January 1, 2023, after income tax effects. This one-time adjustment to retained earnings resulted in a reduction of approximately $0.36 per share in the Company’s tangible book value, after tax effects as of the adoption date.

Noninterest Income

During the first quarter of 2023, the Company’s noninterest income was essentially unchanged at $1.6 million, with a recorded decrease of $11,000, or 0.7%, compared to the same period in 2022. Recurring noninterest income that excludes certain items that can cause volatility in noninterest income, such as unrealized gains or losses on equity securities, and nonrecurring gains on sales of loans, investment securities, foreclosed real estate, premises and equipment, was also essentially unchanged in the first quarter of 2023, as compared to the first quarter of the previous year.

The following table details the components of noninterest income for the three months ended March 31, 2023, and 2022:

Unaudited	For the three months ended
(Dollars in thousands)	March 31, 2023	March 31, 2022	Change
Service charges on deposit accounts	$267	$259	$8	3.1%
Earnings and gain on bank owned life insurance	158	162	(4)	-2.5%
Loan servicing fees	72	117	(45)	-38.5%
Debit card interchange fees	321	228	93	40.8%
Insurance agency revenue	420	299	121	40.5%
Other charges, commissions and fees	256	413	(157)	-38.0%
Noninterest income before gains	1,494	1,478	16	1.1%
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	98	57	41	71.9%
Gains on marketable equity securities	-	68	(68)	-100.0%
Total noninterest income	$1,592	$1,603	$(11)	-0.7%

Noninterest Expense

Total noninterest expense for the first quarter of 2023 was $7.5 million, an increase of $272,000, or 3.8%, from the same three-month period in 2022. Noninterest expense for the first quarter of 2023, in comparison to the same quarter in the previous year, was driven by increases in salaries and benefits expense of $134,000, or 3.3%, and aggregate increases in all other expense categories of $138,000, or 4.3%. The $134,000 increase in salaries and benefits expense for the three months ended March 31, 2023, as compared to the same three month period in 2022, was primarily due to increases in individual staff salaries and certain commissions paid related to insurance and investment services activities. Staffing increases in the Bank's branch system were made as a result of the opening of the Bank's eleventh branch in November 2022. During the first quarter of 2023, the Company increased its salary structure where it was deemed appropriate in order to effectively respond to inflationary and competitive pressures within our marketplace to recruit and retain talent. Further increases within the Company’s personnel expenses are anticipated throughout the remainder of 2023 as certain position vacancies are filled and further compensation adjustments, in a limited number of areas are realized. The Bank's decision to invest in its workforce demonstrates its dedication to building a strong, skilled, and satisfied team of professionals, which is viewed by management as vital for maintaining a competitive edge in the ever-evolving banking sector.

The following table details the components of noninterest expense for the three months ended March 31, 2023, and 2022:

Unaudited	For the three months ended
(Dollars in thousands)	March 31, 2023	March 31, 2022	Change
Salaries and employee benefits	$4,183	$4,049	$134	3.3%
Building and occupancy	852	826	26	3.1%
Data processing	553	550	3	0.5%
Professional and other services	536	393	143	36.4%
Advertising	206	187	19	10.2%
FDIC assessments	219	222	(3)	-1.4%
Audits and exams	159	141	18	12.8%
Insurance agency expense	261	204	57	27.9%
Community service activities	30	62	(32)	-51.6%
Foreclosed real estate expenses	14	13	1	7.7%
Other expenses	511	605	(94)	-15.5%
Total noninterest expenses	$7,524	$7,252	$272	3.8%

Balance Sheet on March 31, 2023

On March 31, 2023, the Company's total assets were $1.4 billion, reflecting growth of $3.7 million, or 0.3%, when compared to December 31, 2022. This increase was driven by an increase in gross loan balances of $12.4 million, or 1.4%, from $897.8 million on December 31, 2022 to $910.2 million at March 31, 2023, partially offset by a decline in all other assets of $8.7 million. During the quarter, management placed significant emphasis on building both balance sheet and contingent liquidity, electing to focus on deposit gathering and improvements in the Bank’s asset and liability mixes.

During the first quarter of 2023, the Bank's total deposits increased by $18.8 million, or 1.7%, reaching $1.14 billion on March 31, 2023. The Bank experienced growth in interest-bearing deposits, which rose by $20.9 million, or 2.2%, reaching $962.6 million at March 31, 2023, while noninterest-bearing deposits decreased by $2.1 million, or 1.1%, to $181.6 million at March 31, 2023. This growth in interest-bearing deposits continues to indicate stable liquidity for the Bank, providing a reliable source of funds to support lending activities and other operations.

Shareholders' equity increased modestly by $703,000, or 0.6%, from $111.0 million at December 31, 2022, to $111.7 million on March 31, 2023. This increase was primarily due to the Company’s recorded net income of $2.6 million in the quarter, partially reduced by the dividend declaration to shareholders of $551,000. As noted above, on January 1, 2023, the Company adopted the CECL methodology for computing its ACL and related provision for credit losses. This adoption resulted in the recognition of a one-time transitional adjustment that reduced the Company’s retained earnings by $2.1 million, net of tax, on that date. In total therefore, including the adjustment, retained earnings decreased $86,000 in the quarter ended March 31, 2023. The effects of this net reduction in retained earnings were offset by a decrease in accumulated other comprehensive loss of $638,000 and an increase in all other components of shareholders’ equity of $151,000.

The following table details the changes in shareholders' equity that occurred in the quarter ended March 31, 2023:

(In thousands, except share and per share data)	Common Stock	Non-Voting Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP	Non-controlling Interest	Total
Balance, January 1, 2023	$47	$14	$52,101	$71,322	$(12,172)	$(315)	$585	$111,582
Net income	-	-	-	2,599	-	-	76	2,675
Other comprehensive income, net of tax	-	-	-	-	638	-	-	638
ESOP shares earned (6,111 shares)	-	-	70	-	-	45	-	115
Stock based compensation	-	-	36	-	-	-	-	36
Common stock dividends declared ($0.09 per share)	-	-	-	(416)	-	-	-	(416)
Non-Voting common stock dividends declared ($0.09 per share)	-	-	-	(124)	-	-	-	(124)
Warrant dividends declared ($0.09 per share)	-	-	-	(11)	-	-	-	(11)
Adoption of ASU 2016-13 Current Expected Credit Losses	-	-	-	(2,134)	-	-	-	(2,134)
Balance, March 31, 2023	$47	$14	$52,207	$71,236	$(11,534)	$(270)	$661	$112,361

Asset Quality

During the first quarter of 2023, certain Bank asset quality metrics declined primarily due to the downgrading of two significant loan relationships. The balance of nonaccrual loans related to these two relationships increased to 24 loans, with an aggregate outstanding balance of $13.0 million at March 31, 2023, as compared to five loans with an aggregate outstanding balance of $1.7 million at December 31, 2022. Primarily as a consequence of the increase in nonperforming loans related to these two relationships, nonperforming loans, as a percentage of total loans, increased to 2.1% on March 31, 2023, in comparison to 1.0% on December 31, 2022, and 0.9% on March 31, 2022.

The allowance for credit losses to non-performing loans at March 31, 2023 was 98.79%, compared with 163.8% at March 31, 2022, which reflects the impact of the increases in nonperforming loans, discussed above. Management is closely monitoring all nonaccrual loans and has incorporated its current estimate of the ultimate collectability of these loans into the reported allowance for credit losses at March 31, 2023.

The following table summarizes nonaccrual loans by category and status at March 31, 2023:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	15	$1,372	$91	77%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,380	1,380	79%

The borrower is expected to receive specific government grant funding this year and be finalized by the end of 2023. This will allow for a reduction of the outstanding loan balance upon their finalization.

	Office Space	1	1,682	1,682	78%	The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is seeking outside financing and the Bank is in regular communication with the borrower.
	Manufacturing	1	1,341	1,341	54%	The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is seeking outside financing and the Bank is in regular communication with the borrower.
	All other	10	2,543	254	118%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		8	2,693	337	(1)	Individual lines are under active resolution management by the Bank.

Commercial and industrial loans:		15	6,062	404	(1)	Individual loans are under active resolution management by the Bank.

Consumer loans:		14	2,029	145	(1)	Individual loans are under active resolution management by the Bank.
		65	$19,102

(1) These particular loans were originated as unsecured or with minimal collateral.

Liquidity

Balance sheet liquidity, as well as the availability of sufficient contingent funding sources for banks are currently of both emerging and significant concern to depositors, industry regulators and investors. Management believes that the Bank has an appropriate level of balance sheet liquidity in the form of cash on hand and from the expected cash flows generated by its loan and investment securities to meet all of its foreseeable funding obligations in the future. The Bank’s nonbrokered deposit balances increased $21.9 million, or 2.5%, from $876.8 million at December 31, 2022 to $898.7 million at March 31, 2023 and the Bank maintains robust marketing and customer acquisition programs specifically directed towards deposit gathering. In addition, the Bank has a long-established relationship with the Federal Home Loan Bank of New York (“FHLB-NY”) that allows the Bank access to the wide variety of advance facilities that the FHLB-NY offers. The Bank had $51.7 million in immediately-available additional funding capacity with the FHLB-NY at March 31, 2023. In addition, other currently-available and unused lines of credit, including those that could be supplied through the Federal Reserve’s Discount Window, total $25.4 million. The Bank can also readily qualify itself for the Federal Reserve’s new Bank Term Funding Program (“BTFP”) announced in March 2023. This program allows depository institutions to pledge specific types of investment securities regardless of their designation as either available-for-sale or held-to-maturity, at par, as collateral for one-year callable term advances offered at market rates. The Bank may elect to access this funding source prior to its currently-scheduled expiration date in March 2024, or any of its other available funding sources, as detailed above, if management considers these actions to be advantageous in managing the Bank’s liquidity profile in the future.

The Bank’s management monitors liquidity on a continuous basis through a broad range of internal programs and considers effective liquidity management to be one of its primary objectives. At March 31, 2023 the Bank had deposits of $1.1 billion, of which $382.7 million were nominally uninsured, as they were above the insurance limits established by the Federal Deposit Insurance Corporation (“FDIC”) on that date. Of the $382.7 million in nominally uninsured deposits at March 31, 2023, $72.6 million were insured through a long-standing reciprocal deposit program managed by a third-party entity. In addition, $121.0 million in municipal deposits are fully protected against principal loss by a collateral program whereby the Bank places high-quality securities with an independent custodian as collateral. Therefore, the Bank had $189.1 million in deposits, representing 16.5% of all deposits, that were considered to be uninsured at March 31, 2023.

Cash Dividend Declared

On April 4, 2023, the Company announced the declaration of its cash dividend for the fiscal quarter ended March 31, 2023. The Board of Directors declared a cash dividend of $0.09 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.09 per notional share for the Company’s issued warrant. The dividend will be payable to all shareholders of record on April 24, 2023, and will be paid on May 19, 2023. The implied dividend yield, based on the closing price of the Company’s common stock on March 31, 2023 of $17.27, is 2.1%. The quarterly cash dividend of $0.09 represents a dividend payout ratio of 21.2%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has eleven full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At March 31, 2023, there were 4,651,829 shares of voting common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At March 31, 2023, the Company and subsidiaries had total consolidated assets of $1.40 billion, total deposits of $1.14 billion and shareholders' equity of $111.7 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2023	2022
Condensed Income Statement
Interest and dividend income	$15,043	$10,982
Interest expense	5,075	1,515
Net interest income	9,968	9,467
Provision for credit losses	692	102
	9,276	9,365
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,494	1,478
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	98	57
Gains on marketable equity securities	-	68
Noninterest expense	7,524	7,252
Income before income taxes	3,344	3,716
Provision for income taxes	669	721

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$2,675	$2,995
Net income attributable to noncontrolling interest	76	45
Net income attributable to Pathfinder Bancorp Inc.	$2,599	$2,950

	As of and For the Periods Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
	(Unaudited)
Selected Balance Sheet Data
Assets	$1,403,717	$1,399,921	$1,328,415
Earning assets	1,323,300	1,313,069	1,249,941
Total loans	910,154	897,754	855,601
Deposits	1,144,262	1,125,430	1,114,077
Borrowed funds	99,205	115,997	62,521
Allowance for credit losses	18,871	15,319	13,017
Subordinated debt	29,777	29,733	29,604
Pathfinder Bancorp, Inc. Shareholders' equity	111,700	110,997	109,055

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.01%	0.04%	0.01%
Allowance for credit losses to period end loans	2.07%	1.71%	1.52%
Allowance for credit losses to nonperforming loans	98.79%	169.93%	163.78%
Nonperforming loans to period end loans	2.10%	1.00%	0.93%
Nonperforming assets to total assets	1.38%	0.66%	0.60%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2023	2022
Key Earnings Ratios
Return on average assets	0.75%	0.90%
Return on average common equity	9.20%	10.63%
Return on average equity	9.20%	10.63%
Net interest margin	3.02%	3.06%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,609	4,536
Basic and diluted earnings per share - Voting	$0.43	$0.49
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting	$0.43	$0.49
Cash dividends per share	$0.09	$0.09
Book value per common share at March 31, 2023 and 2022	$18.52	$18.23
Tangible book value per common share at March 31, 2023 and 2022	$17.75	$17.45
Tangible common equity to tangible assets at March 31, 2023 and 2022	7.65%	7.89%
Tangible common equity to tangible assets at March 31, 2023 and 2022, adjusted	7.65%	7.97%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	For the three months
	ended March 31,
	(Unaudited)
Non-GAAP Reconciliation	2023	2022
Tangible book value per common share
Total equity	$111,700	$109,055
Intangible assets	(4,632)	(4,648)
Common tangible equity	$107,068	$104,407
Common shares outstanding	6,032	5,983
Tangible book value per common share	$17.75	$17.45

Tangible common equity to tangible assets
Tangible common equity	$107,068	$104,407
Tangible assets	1,399,085	1,323,767
Tangible common equity to tangible assets ratio	7.65%	7.89%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$107,068	$104,407
Tangible assets	1,399,085	1,323,767
Less: Paycheck Protection Program (PPP) loans	-	(13,292)
Total assets excluding PPP loans	$1,399,085	$1,310,475
Tangible common equity to tangible assets ratio, excluding PPP loans	7.65%	7.97%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three months ended March 31, 2023 and 2022.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended March 31,
	(Unaudited)
	2023			2022
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$899,258	$10,658	4.74%	$845,461	$8,692	4.11%
Taxable investment securities	368,437	3,825	4.15%	329,291	2,168	2.63%
Tax-exempt investment securities	36,480	455	4.99%	32,721	118	1.44%
Fed funds sold and interest-earning deposits	14,163	105	2.97%	31,830	4	0.05%
Total interest-earning assets	1,318,338	15,043	4.56%	1,239,303	10,982	3.54%
Noninterest-earning assets:
Other assets	101,194			91,622
Allowance for credit losses	(17,061)			(13,031)
Net unrealized losses on available-for-sale securities	(12,529)			(1,334)
Total assets	$1,389,942			$1,316,560
Interest-bearing liabilities:
NOW accounts	$97,796	$91	0.37%	$106,894	$71	0.27%
Money management accounts	15,300	4	0.10%	16,072	4	0.10%
MMDA accounts	261,594	1,275	1.95%	261,898	246	0.38%
Savings and club accounts	133,532	64	0.19%	138,585	48	0.14%
Time deposits	454,980	2,603	2.29%	377,907	596	0.63%
Subordinated loans	29,748	472	6.35%	29,578	412	5.57%
Borrowings	86,761	566	2.61%	63,528	138	0.87%
Total interest-bearing liabilities	1,079,711	5,075	1.88%	994,462	1,515	0.61%
Noninterest-bearing liabilities:
Demand deposits	180,845			199,164
Other liabilities	16,403			11,904
Total liabilities	1,276,959			1,205,530
Shareholders' equity	112,983			111,030
Total liabilities & shareholders' equity	$1,389,942			$1,316,560
Net interest income		$9,968			$9,467
Net interest rate spread			2.68%			2.93%
Net interest margin			3.02%			3.06%
Ratio of average interest-earning assets to average interest-bearing liabilities			122.10%			124.62%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	(Unaudited)
	Three months ended March 31,
	2023 vs. 2022
	Increase/(Decrease) due to
			Total
			Increase
(In thousands)	Volume	Rate	(Decrease)
Interest Income:
Loans	$576	$1,390	$1,966
Taxable investment securities	282	1,375	1,657
Tax-exempt investment securities	15	322	337
Interest-earning deposits	(17)	118	101
Total interest income	856	3,205	4,061
Interest Expense:
NOW accounts	(36)	56	20
Money management accounts	(1)	1	-
MMDA accounts	(2)	1,031	1,029
Savings and club accounts	(11)	27	16
Time deposits	145	1,862	2,007
Subordinated loans	2	58	60
Borrowings	66	362	428
Total interest expense	163	3,397	3,560
Net change in net interest income	$693	$(192)	$501

The above information is preliminary and based on the Company's data available at the time of presentation.